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Exhibit 10.2
LanVision Systems, Inc.

Summary of Fiscal Year 2005 Executive Bonus Plan (as adopted by the Compensation Committee of the Board of Directors on January 27, 2005)*

On January 27, 2005, the Compensation Committee of the Board of Directors of LanVision Systems, Inc. adopted executive bonus arrangements for fiscal year 2005. These arrangements are not contained in a formal written plan, and the following is a summary of the manner in which executive officer bonuses will be determined for fiscal year 2005 (the "FY 2005 Executive Bonus Plan"). The FY 2005 Executive Bonus Plan is composed of two separate bonus components, both of which are considered part of the total targeted compensation for LanVision's executives.

The first component of the Plan provides for the payment of a target profit bonus based upon achieving 100% of LanVision's targeted operating profit as established by the Compensation Committee. Participating executives will be entitled to payment of 100% of the target profit bonus if LanVision achieves 100% of the targeted operating profit. Executives may receive a reduced profit bonus, provided that LanVision's actual operating profit is greater than 80% of the targeted operating profit. If the Company achieves 80% or less of the targeted operating profit no profit bonuses are earned under this component of the Plan. At greater than 80% but less than 100% of the targeted operating profit, the payments are reduced so that, for example, achieving 90% of the targeted operating profit would result in the payment of 50% of the target profit bonus. If LanVision exceeds 100% of the targeted operating profit, then the bonuses are increased by the percentage that the actual operating profit exceeds the target operating profit. For example, if LanVision achieves 130% of the targeted operating profit, then the bonuses earned would be 130% of the target profit bonuses. There is no upper limitation of the payment of the bonuses for this component that exceed the targeted operating profit amounts.

The second component of the Plan provides for the payment of a target revenue bonus based upon achieving 100% of targeted revenues, excluding the sale of third party hardware. If less than 100% of the targeted revenues is achieved, then no revenue bonus will be earned under this component of the Plan. If 100% of the targeted revenues is achieved, then the target revenue bonuses associated with this portion of the Plan will be paid at 100%. If the targeted revenues are exceeded, than the revenue bonuses are increased by the percentage that the revenues exceeds the target revenues. For example, if LanVision achieves 130% of the targeted revenues, then the bonuses earned would be 130% of the target revenue bonus. There is no upper limitation of the payment of the bonuses for this component that exceed the targeted revenue amounts.

The Compensation Committee established the target operating profit, target revenues and target bonuses on January 27, 2005.


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